Exhibit 99.1

GORMAN-RUPP ANNOUNCES CHIEF FINANCIAL OFFICER SUCCESSION PLAN

Mansfield, Ohio – July 6, 2016 – The Gorman-Rupp Company (NYSE MKT: GRC) announces that Wayne L. Knabel, Executive Vice President and Chief Financial Officer, has informed the Company of his decision to retire from the Company effective March 31, 2017. In connection with his retirement, Mr. Knabel plans to step down from his executive officer positions of Executive Vice President and Chief Financial Officer effective December 31, 2016. Mr. Knabel will remain employed with the Company as a succession planning and strategic planning advisor to the Chief Executive Officer and President, the succeeding Chief Financial Officer and the Board of Directors until his planned retirement date.

The Company announces that effective July 18, 2016, in coordination with Mr. Knabel’s retirement plan described above, Mr. James Kerr will join the Company as Vice President of Finance, and that effective January 1, 2017, the Company plans to appoint Mr. Kerr as Chief Financial Officer, an executive officer position. Prior to joining the Company, Mr. Kerr, age 54, most recently served as Executive Vice President and Chief Financial Officer of Jo-Ann Stores, Inc., a formerly publicly-held retail chain of residential consumer products in excess of $2 billion. Mr. Kerr was with Jo-Ann Stores, Inc. for the last 17 years where he previously held the position of Vice President and Controller until 2006. In 2011, Jo-Ann Stores, Inc. was acquired by an investment firm, Leonard Green & Partners. Mr. Kerr also served from August 2014 to March 2015 as interim Chief Executive Officer in addition to his Chief Financial Officer position.

Brigette A. Burnell

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1246

NYSE MKT: GRC

For additional information contact Wayne L. Knabel, Chief Financial Officer, Telephone (419) 755-1397.

The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.